EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ANNOUNCES EXERCISE
OF OVER-ALLOTMENT OPTION
DALLAS — (July 26, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Company’s underwriters have exercised their over-allotment option to purchase 1,950,000 shares of common stock from the Company for $11.40 per share. In total, the Company sold 14,950,000 shares of common stock at $11.40 per share. The offering, including the exercise of the over-allotment option, closed on July 25, 2006. Following the closing, the Company has a total of 93.9 million shares outstanding or reserved for issuance.
Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated acted as the book-running managers of the offering. Friedman Billings Ramsey, Wachovia Securities, A.G. Edwards, Stifel Nicolaus, JMP Securities, Calyon Securities (USA) Inc. and Davenport & Company LLC acted as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus related to the offering may be obtained from Merrill Lynch & Co., 250 Vesey Street, New York, NY 10080, or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions.
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